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                                                                    Exhibit 23.3

                          ACCOUNTANTS' CONSENT LETTER

To the Board of Directors
Norcal Waste Systems, Inc.


The audits referred to in our report dated November 10, 1995 except as to Note 17 which is as of November 21, 1995, included the related financial statement schedule as of September 30, 1995, 1994, 1993 and for each of the years in the three years then ended, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Statements" and "Experts" in the prospectus. Our report refers to a change in the method of accounting for income taxes.



KPMG Peat Marwick LLP

/s/ KPMG PEAT MARWICK LLP

San Francisco, California
August 16, 1996